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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
Kraft Foods Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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KRAFT FOODS INC.

LOUIS C. CAMILLERI CHAIRMAN OF THE BOARD	THREE LAKES DRIVE NORTHFIELD, IL 60093

March 7, 2003

DEAR FELLOW STOCKHOLDER:

You are cordially invited to attend the 2003 Annual Meeting of Stockholders of Kraft Foods Inc. The meeting will be held at 9:00 a.m. on Tuesday, April 22, 2003, at the Kraft Foods Inc. Robert M. Schaeberle Technology Center, 188 River Road, East Hanover, New Jersey.

At the meeting, we will elect nine directors and vote on the ratification of the selection of independent accountants. There will also be a report on the Company's business, and stockholders will have an opportunity to ask questions.

Attendance at the annual meeting will be limited to stockholders of record as of March 5, 2003. Stockholders attending the meeting will be required to present the pass attached to their proxy card to gain access to the grounds where the Kraft Foods Inc. Robert M. Schaeberle Technology Center is located. In addition, if you are a stockholder and plan to attend the meeting, you MUST request an admission ticket to the meeting room by writing to the Office of the Corporate Secretary, Kraft Foods Inc., Three Lakes Drive, Northfield, Illinois 60093. If your shares are not registered in your name, evidence of your stock ownership as of March 5, 2003 must accompany your letter. You can obtain this evidence from your bank or brokerage firm, typically in the form of your most recent monthly statement. The meeting room admission ticket will be held in your name at the registration desk and will not be mailed to you in advance of the meeting.

The meeting facilities will open at 7:30 a.m. We suggest you arrive early to facilitate your registration and security clearance. Those needing special assistance at the meeting are requested to write the Corporate Secretary at Three Lakes Drive, Northfield, Illinois 60093. For your comfort and security, you will not be permitted to bring any packages, briefcases, large pocketbooks or bags into the meeting. Also, cellular and digital phones, audio tape recorders, video and still cameras, pagers and pets will not be permitted into the meeting.

The vote of each stockholder is important to us. You can vote by signing, dating and returning the enclosed proxy card. Also, registered and most beneficial stockholders may vote by telephone or over the Internet. Instructions for using these convenient services are set forth on the enclosed proxy. I urge you to vote your proxy as soon as possible. In this way, you can be sure your shares will be voted at the meeting.

Sincerely,

For further information about the Annual Meeting,
please call 1-800-295-1255

KRAFT FOODS INC.
Three Lakes Drive
Northfield, Illinois 60093

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held Tuesday, April 22, 2003

To the Stockholders of
KRAFT FOODS INC.:

The Annual Meeting of Stockholders of Kraft Foods Inc. will be held on Tuesday, April 22, 2003, at the Kraft Foods Inc. Robert M. Schaeberle Technology Center, 188 River Road, East Hanover, New Jersey at 9:00 a.m. The purpose of the meeting is to:

  (1)
  Elect nine directors;

  (2)
  Ratify the selection of independent accountants for the fiscal year ending December 31, 2003; and

  (3)
  Transact such other business as may properly come before the meeting.

Only holders of record of Common Stock at the close of business on March 5, 2003 will be entitled to vote at the meeting.

Calvin J. Collier Senior Vice President, General Counsel and Corporate Secretary

March 7, 2003

PROXIES AND VOTING INFORMATION

Solicitation of Proxies

This proxy statement is furnished by the Board of Directors (the "Board") of Kraft Foods Inc. (the "Company"), Three Lakes Drive, Northfield, Illinois 60093, in connection with its solicitation of proxies for use at the Annual Meeting of Stockholders to be held on Tuesday, April 22, 2003, at 9:00 a.m., at the Kraft Foods Inc. Robert M. Schaeberle Technology Center, 188 River Road, East Hanover, New Jersey, and at any and all adjournments thereof. Mailing of the proxy statement will commence on or about March 10, 2003. Holders of record of the Company's Class A Common Stock and Class B Common Stock (collectively, the "Common Stock") at the close of business on March 5, 2003, will be entitled to vote on all matters to come before the meeting. Holders of Class A Common Stock will be entitled to one vote for each share held. As of March 5, 2003, there were outstanding 552,314,056 shares of Class A Common Stock of which 276,600,990 were held by Altria Group, Inc. ("Altria Group"). Holders of Class B Common Stock will be entitled to ten votes for each share held. As of March 5, 2003, there were outstanding 1,180,000,000 shares of Class B Common Stock, all of which were held by Altria Group.

Stockholders are urged to sign and date the enclosed proxy and return it as promptly as possible in the envelope enclosed for that purpose. Registered stockholders can also deliver proxies by calling a toll-free telephone number or by using the Internet. The telephone and Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. Instructions for voting by telephone or over the Internet are set forth on the enclosed proxy card. Most stockholders whose shares are held by a broker or other nominee are also afforded the opportunity to vote by telephone or over the Internet. Instructions are set forth on the enclosed proxy.

A proxy may be revoked at any time before it has been voted at the meeting by submitting a later-dated proxy (including a proxy by telephone or over the Internet) or by giving written notice to the Corporate Secretary of the Company. Unless the proxy is revoked or there is a direction to abstain on one or more proposals, it will be voted on each proposal and, if a choice is made with respect to any matter to be acted upon, in accordance with such choice. If no choice is specified, the proxy will be voted as recommended by the Board. The proxy will also serve to instruct the trustee of each defined contribution plan sponsored by the Company how to vote the plan shares of a participating stockholder or employee. The trustee of each defined contribution plan will vote the plan shares for which proxies are not received in the same proportion as the shares for which proxies are received.

Voting at the Meeting

A majority of the votes entitled to be cast on matters to be considered at the meeting constitutes a quorum. If a share is represented for any purpose at the meeting, it is deemed to be present for all other matters. Abstentions and shares held of record by a broker or its nominee ("Broker Shares") that are voted on any matter are included in determining the number of votes present. Broker Shares that are not voted on any matter at the meeting will not be included in determining whether a quorum is present.

The election of each nominee for director requires a plurality of the votes cast. In order to be approved, the votes cast for the ratification of the selection of independent accountants must exceed the votes cast against such ratification. Abstentions and Broker Shares that are not voted on the matter will not be included in determining the number of votes cast. Altria Group has advised the Company that it intends to vote for each of the nine nominees for director and for the ratification of the selection of PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") as independent accountants.

Stockholders' proxies are received by the Company's independent proxy processing agent, and the vote is certified by independent inspectors of election. Proxies and ballots that identify the vote of individual stockholders will be kept confidential, except as necessary to meet legal requirements, in cases where stockholders write comments on their proxy cards or in a contested proxy solicitation. During the proxy solicitation period, the Company will receive vote tallies from time to time from the inspectors, but such tallies will provide aggregate figures rather than names of stockholders. The independent inspectors will notify the Company if a stockholder has failed to vote so that he or she may be reminded and requested to do so.

ELECTION OF DIRECTORS

Director Nominations Controlled by Altria Group

Under the terms of a corporate agreement entered into between the Company and Altria Group, so long as Altria Group owns shares representing 50% or more of the voting power of the Company's outstanding Common Stock, Altria Group has the right to designate for nomination by the Board three members of the Board, including the Chairman of the Board. Altria Group also has the right to fill any vacancy resulting from an Altria Group designee ceasing to serve on the Board. Altria Group's designees on the Board are currently Mr. Camilleri, Mr. Devitre and Mr. Wall.

General Information

The Board has responsibility for establishing broad corporate policies and for the overall performance of the Company, although it is not involved in day-to-day operations. Members of the Board are kept informed of the Company's businesses by various reports and documents sent to them, as well as by operating and financial reports made at Board and committee meetings by the Chairman of the Board and other officers. In addition, the Board holds an annual two- or three-day meeting to review the Company's Five-Year Plan.

Regular meetings of the Board are held in January, March, April, June, August, October and December, and special meetings are held when necessary. The organizational meeting follows immediately after the Annual Meeting of Stockholders. The Board held ten meetings in 2002.

Committees of the Board

The Board has established two committees: the Audit Committee and the Compensation and Governance Committee.

The Audit Committee consists entirely of directors who are not employees of the Company or Altria Group. The Audit Committee members are: Mr. Pope (chair), Mr. Farrell, Ms. Schapiro and Ms. Wright. Its responsibilities, which include the approval of material transactions with Altria Group, are set forth in the Audit Committee Charter included as Exhibit A to this proxy statement. The Audit Committee's report appears on page 6 of this proxy statement. The Audit Committee met eight times in 2002.

The Compensation and Governance Committee consists entirely of directors who are not employees of the Company or Altria Group. The Compensation and Governance Committee members are: Mr. Farrell (chair), Mr. Pope, Ms. Schapiro and Ms. Wright. It is responsible for overseeing the Company's compensation programs and remuneration arrangements for its highest-paid executives, including the Co-Chief Executive Officers, and for reviewing the succession plans for the Co-Chief Executive Officers and other senior executives. The Compensation and Governance Committee also recommends to the Board a slate of nominees for election as directors, and makes recommendations with respect to general board practices and corporate governance matters. The Compensation and Governance Committee's Report on Executive Compensation appears on pages 10 to 13 of this proxy statement. The Compensation and Governance Committee met three times in 2002.

The Nominees

It is proposed that nine directors, four of whom are non-employee directors, be elected to hold office until the next Annual Meeting of Stockholders and until their successors have been elected. The Board has approved the persons named below as management's nominees and unless otherwise marked, a proxy will be voted for such person. Each of the nominees currently serves as a director. All nominees who served during 2002 attended at least 75% of the aggregate number of meetings of the Board and all committees of the Board on which they served.

Although management does not anticipate that any of the persons named below will be unable or unwilling to stand for election, a proxy, in the event of such an occurrence, may be voted for a substitute designated by the Board. However, in lieu of designating a substitute, the Board may amend the Company's By-Laws to reduce the number of directors.

Louis C. Camilleri Chairman and Chief Executive Officer, Altria Group, Inc., New York, New York Director since March 2001 Age: 48
Mr. Camilleri was appointed Chairman of the Board of Directors of Altria Group in September 2002 and has been Chief Executive Officer of Altria Group since April 2002, having previously served as Senior Vice President and Chief Financial Officer of Altria Group since November 1996. Mr. Camilleri has been employed continuously by Altria Group and its subsidiaries since 1978.

Roger K. Deromedi Co-Chief Executive Officer Director since March 2001 Age: 49
Mr. Deromedi assumed his position with the Company in 2001. Mr. Deromedi is also President and Chief Executive Officer of Kraft Foods International, Inc., a position he has held since April 1999. Mr. Deromedi has been employed continuously by the Company and its subsidiaries and predecessor, General Foods Corporation, in various capacities since 1977, including service as Executive Vice President and General Manager of the Company's Cheese Division and Executive Vice President and General Manager of its Specialty Products Division. Before assuming his current position, Mr. Deromedi served as Group Vice President, Kraft Foods International, Inc. and President, Asia Pacific from 1998 until 1999 and President Western Europe, Kraft Foods International, Inc. from December 1995 until 1998.

Dinyar S. Devitre Senior Vice President and Chief Financial Officer, Altria Group, Inc., New York, New York Director since August 2002 Age: 55
Mr. Devitre was appointed Senior Vice President and Chief Financial Officer of Altria Group in April 2002. From April 2001 to March 2002, he acted as a private business consultant. From January 1998 to March 2001, Mr. Devitre was Executive Vice President at Citigroup Inc. in Europe. Before his assignment at Citigroup, Mr. Devitre's career with the Altria Group family of companies spanned a 27-year period in which he served in a variety of positions. Mr. Devitre is a Director of Lincoln Center Inc.

W. James Farrell Chairman and Chief Executive Officer, Illinois Tool Works Inc., Glenview, Illinois Director since August 2001 Age: 61
Mr. Farrell assumed his current position with Illinois Tool Works Inc., an international manufacturer of highly engineered fasteners, components, assemblies and systems, in May 1996. Mr. Farrell serves on the boards of Allstate Insurance Company, The Federal Reserve Bank of Chicago, Sears, Roebuck and Company, and UAL Corporation. In addition, he is a member of the Business Council, Illinois Roundtable and Mid-America Committee. He is a director of the Chicago Club and Vice Chairman of the Economic Club of Chicago. Mr. Farrell is also a trustee of the Chicago Symphony Orchestra, Northwestern University and Rush Presbyterian-St. Luke's Medical Center, and Chairman of the Board of Trustees for the Museum of Science and Industry. He is a director of the Lyric Opera of Chicago, the United Way/Crusade of Mercy, the Big Shoulders Fund, the Chicago Public Library Foundation and the Junior Achievement of Chicago, as well as a member of the Advisory Board of the Kellogg Graduate School of Management at Northwestern University. Mr. Farrell is chair of the Compensation and Governance Committee and a member of the Audit Committee.

Betsy D. Holden Co-Chief Executive Officer Director since March 2001 Age: 47
Ms. Holden assumed her position with the Company in 2001. Ms. Holden is also President and Chief Executive Officer of Kraft Foods North America, Inc., a position she has held since May 2000. Ms. Holden has been employed continuously by the Company and its subsidiaries and predecessor, General Foods Corporation, in various capacities since 1982. Before assuming her current position, Ms. Holden served as Executive Vice President of Kraft Foods North America with responsibility for operations, technology, procurement and marketing services from 1999 until May 2000. She also served as President of the Kraft Cheese Division from 1997 until 1998. Ms. Holden is a director of Tupperware Corporation, Tribune Company, the Grocery Manufacturers of America and Evanston Northwestern Healthcare. She also serves on the Advisory Board of the Kellogg Graduate School of Management at Northwestern University and is President of the Board of Directors of the Off the Street Club.

John C. Pope Chairman, PFI Group, LLC, Chicago, Illinois Director since July 2001 Age: 53
Mr. Pope is Chairman of PFI Group, LLC, a financial management firm that invests primarily in venture capital opportunities. From December 1995 to November 1999, Mr. Pope was Chairman of the Board of MotivePower Industries, Inc., a NYSE-listed manufacturer and remanufacturer of locomotives and locomotive components. Prior to joining MotivePower Industries, Inc., Mr. Pope served in various capacities with United Airlines and its parent, UAL Corporation, including as a Director, Vice Chairman, President, Chief Operating Officer, Chief Financial Officer, and Executive Vice President, Marketing and Finance. Prior to that time, he served as Senior Vice President of Finance, Chief Financial Officer and Treasurer for American Airlines and its parent, AMR Corporation. He also serves on the boards of Air Canada, CNF, Inc., Dollar Thrifty Automotive Group Inc., Federal-Mogul Corporation, Per-Se Technologies, Inc., Wallace Computer Services, Inc. and Waste Management, Inc., and is a member of the Board of Trustees of the John G. Shedd Aquarium in Chicago and Chairman of its Finance and Investment Committees. Mr. Pope is chair of the Audit Committee and a member of the Compensation and Governance Committee.

Mary L. Schapiro Vice Chairman, NASD, Inc., Washington, D.C. Director since July 2001 Age: 47
Ms. Schapiro assumed her current position with NASD, Inc. in 2002, having previously held the position of President of NASD Regulation, Inc. since 1996. Prior to joining NASD, she was chair of the Commodity Futures Trading Commission and a Commissioner of the Securities and Exchange Commission. Ms. Schapiro also serves on the Board of Directors of Cinergy Corp., where she is Chair of its Audit Committee. She is a member of the Board of Trustees and Chair of the Audit Committee of Franklin and Marshall College. Ms. Schapiro is a member of the Audit and Compensation and Governance Committees.

Charles R. Wall Senior Vice President and General Counsel, Altria Group, Inc., New York, New York Director since August 2002 Age: 57
Mr. Wall is Senior Vice President and General Counsel of Altria Group, a position that he assumed in February 2000. Mr. Wall has been employed continuously by Altria Group in various capacities since 1990. Mr. Wall is a member of the Board of Directors of New York City Opera and serves on the Board of The Neurosciences Institute in La Jolla, California.

Deborah C. Wright President and Chief Executive Officer, Carver Bancorp, Inc., New York, New York Director since July 2001 Age: 45
Ms. Wright assumed her current position with Carver Bancorp, Inc. in 1999. Previously, she served as President and Chief Executive Officer of the Upper Manhattan Empowerment Zone Development Corporation from 1996 to 1999. Ms. Wright is a member of the Board of Overseers of Harvard University and serves on the boards of Carver Bancorp, Inc., the Lower Manhattan Redevelopment Corporation, the Initiative for a Competitive Inner City, the New York City Partnership, Inc. and the Ministers and Missionaries Benefit Board of the American Baptist Churches. Ms. Wright is a member of the Audit and Compensation and Governance Committees.

The Board recommends a vote FOR the election of each of the nominees.

Compensation of Directors

Directors who are full-time employees of the Company or Altria Group receive no additional compensation for services as a director. With respect to non-employee directors, the Company's philosophy is to provide competitive compensation and benefits necessary to attract and retain high-quality non-employee directors and to encourage ownership of Company stock to further align their interests with those of stockholders.

Pursuant to the 2001 Compensation Plans for Non-Employee Directors (the "Directors Plans"), non-employee directors receive an annual retainer of $35,000, meeting fees of $1,000 for each Board meeting attended, and $1,000 for each committee meeting attended. For additional services rendered in connection with committee chair responsibilities, the chairs of the Audit and Compensation and Governance Committees receive a $5,000 annual retainer. Non-employee directors are also reimbursed for actual expenses in connection with attendance at Board and committee meetings.

In 2002, pursuant to the Directors Plans, each non-employee director received a stock distribution equal to that number of shares of Class A Common Stock having an aggregate fair market value of $30,000 on the date of grant as well as an option to purchase the number of shares of Class A Common Stock calculated by dividing $30,000 by the Black-Scholes value of each option. These options have an exercise price equal to the fair market value of the Class A Common Stock on the date of grant and a term of ten years. Accordingly, Mr. Farrell, Mr. Pope, Ms. Schapiro and Ms. Wright each received 760 shares of Class A Common Stock and an option to purchase 1,710 shares of Class A Common Stock on April 22, 2002.

A non-employee director may elect to defer the award of shares of Class A Common Stock, meeting fees and all or part of the annual retainer. Deferred fee amounts are credited to an unfunded bookkeeping account and may be "invested" in nine phantom investment choices, including a Class A Common Stock equivalent account. These investment choices parallel the investment options offered to employees under the Kraft Foods Inc. Thrift Plan and determine the amounts credited as earnings for bookkeeping purposes to a director's account. Subject to certain restrictions, a director is permitted to take cash distributions, in whole or in part, from his or her account either prior to or following termination of service.

AUDIT COMMITTEE MATTERS

Upon the recommendation of the Audit Committee and in compliance with regulations of the New York Stock Exchange, the Board has adopted an Audit Committee Charter setting forth the requirements for the composition of the Audit Committee, the qualifications of its members, the frequency of meetings (including the need for meetings in executive session) and the responsibilities of the Audit Committee.

In addition, in accordance with regulations of the Securities and Exchange Commission, the Audit Committee has issued the following report.

Audit Committee Report for the Year Ended December 31, 2002

To Our Stockholders:

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal accounting control. The Audit Committee monitors the Company's financial reporting processes and systems of internal accounting control, the independence and performance of the independent accountants, and the performance of the internal auditors.

Management has represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee has discussed with the independent accountants their evaluation of the accounting principles, practices and judgments applied by management, and the Committee has discussed any items required to be communicated to it by the independent accountants in accordance with regulations promulgated by the Securities and Exchange Commission and standards established by the American Institute of Certified Public Accountants and the Independence Standards Board. The Audit Committee membership complies with the requirements of the New York Stock Exchange with respect to independence, financial literacy and financial management expertise.

The Audit Committee has received from the independent accountants a letter describing any relationships with the Company that may bear on their independence and has discussed with the independent accountants the accountants' independence from the Company and its management. The Committee has approved the audit fees of the independent accountants. It has also reviewed non-audit services and fees to assure compliance with regulations prohibiting the independent accountants from performing specified services that might impair their independence, as well as compliance with the Company's policies.

The Audit Committee discussed with the Company's internal auditors and independent accountants the overall scope of and plans for their respective audits. The Committee has met with the internal auditors and the independent accountants, separately and together, with and without management present, to discuss the Company's financial reporting processes and internal controls. The Committee has reviewed significant audit findings presented by the independent accountants and those prepared by the internal auditors, together with management's responses.

In reliance on the reviews and discussions referred to above, and without other independent verification, the Audit Committee recommended to the Board of Directors the inclusion of the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

Audit Committee:

John C. Pope, Chair
W. James Farrell
Mary L. Schapiro
Deborah C. Wright

The information contained in the report above shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

Independent Accountants' Fees

Audit Fees

Aggregate fees, including out-of-pocket expenses, for professional services rendered by PricewaterhouseCoopers in connection with (i) the audit of the Company's consolidated financial statements as of and for the year ended December 31, 2002, including statutory audits of the financial statements of the Company's affiliates that are relied on in performance of the audit of the Company's consolidated financial statements, and (ii) the limited reviews of the Company's unaudited condensed consolidated interim financial statements as of September 30, 2002, June 30, 2002, and March 31, 2002 were $9.9 million.

Aggregate fees for these services for the year ended December 31, 2001 were $9.3 million.

Financial Information Systems Design and Implementation Fees

In accordance with Company policy, during the years ended December 31, 2002 and December 31, 2001, PricewaterhouseCoopers rendered no professional services to the Company in connection with the design and implementation of financial information systems.

All Other Fees

In addition to the fees described above, aggregate fees, including out-of-pocket expenses, of $8.5 million were paid to PricewaterhouseCoopers during the year ended December 31, 2002. These fees included (i) audit-related services aggregating $3.7 million, which consisted of financial due diligence services ($2.7 million) and various other audit reports and services ($1.0 million), (ii) tax services aggregating $4.7 million and (iii) miscellaneous other services of $0.1 million.

Fees for all other services performed by PricewaterhouseCoopers during the year ended December 31, 2001 were $7.5 million.

RATIFICATION OF THE SELECTION OF INDEPENDENT ACCOUNTANTS

Upon the recommendation of the Audit Committee and subject to stockholder ratification, the Board has retained PricewaterhouseCoopers as the Company's independent accountants for the fiscal year ending December 31, 2003. In recommending to the Board that PricewaterhouseCoopers be retained as the Company's independent accountants, the Audit Committee considered whether the provision of non-audit services by PricewaterhouseCoopers was compatible with maintaining PricewaterhouseCoopers' independence and concluded that it was. A representative of PricewaterhouseCoopers will be present at the meeting. The representative will be given an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

The Board recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers.

OWNERSHIP OF EQUITY SECURITIES

The following table shows the number of shares of Class A Common Stock and Altria Group common stock beneficially owned as of February 28, 2003, by each director, nominee for director, executive officer named in the Summary Compensation Table and the directors and executive officers of the Company as a group. None of these individuals owns Class B Common Stock. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown. The beneficial ownership of the directors and executive officers of the Company individually and as a group is less than 1% of the outstanding Class A Common Stock and less than 1% of Altria Group's outstanding common stock.

	Amount and Nature of Beneficial Ownership
Name	Class A Common Stock(1)	Altria Group Common Stock(2)
Louis C. Camilleri	18,000	2,691,744
Roger K. Deromedi	359,910	623,833
Dinyar S. Devitre	-0-	145,533
W. James Farrell	5,543	-0-
Betsy D. Holden	358,799	362,431
David S. Johnson	100,516	143,014
John C. Pope	7,038	-0-
Irene B. Rosenfeld	122,097	165,620
Mary L. Schapiro	5,738	-0-
Franz-Josef Vogelsang	71,096	157,707
Charles R. Wall	31,620	1,343,737
Deborah C. Wright	5,768	-0-
Group (33 persons)	2,597,614	9,149,385

(1) Includes maximum number of shares as to which these individuals can acquire beneficial ownership upon the exercise of stock options that are currently vested or that will vest before April 29, 2003 as follows: Mr. Deromedi, 279,569; Mr. Farrell, 3,800; Ms. Holden, 279,569; Mr. Johnson, 67,756; Mr. Pope, 3,995; Ms. Rosenfeld, 86,021; Ms. Schapiro, 3,995; Mr. Vogelsang, 51,536; Mr. Wall, 26,620; Ms. Wright, 3,995; and group, 1,874,141. Also includes 393,020 shares of restricted stock and 86,250 shares of deferred stock awarded under the 2001 Performance Incentive Plan as follows: Mr. Deromedi, 55,630; Ms. Holden, 55,630; Mr. Johnson, 24,960; Ms. Rosenfeld, 28,070; Mr. Vogelsang, 19,560; and group, 479,270. Also includes shares of deferred stock pursuant to the Directors Plans as follows: Ms. Wright, 1,773. Includes 416 shares as to which beneficial ownership is disclaimed as follows: Mr. Pope, 300 (shares held by children); and group, 416. Does not include share equivalents held pursuant to the Directors Plans as follows: Mr. Pope, 1,577; and Ms. Schapiro, 802.

(2) Includes maximum number of shares as to which these individuals can acquire beneficial ownership upon the exercise of stock options that are currently vested or that will vest before April 29, 2003 as follows: Mr. Camilleri, 2,216,460; Mr. Deromedi, 581,953; Ms. Holden, 327,262; Mr. Johnson, 119,648; Ms. Rosenfeld, 165,620; Mr. Vogelsang, 136,790; Mr. Wall, 1,176,708; and group, 7,618,305. Also includes shares of restricted common stock as follows: Mr. Camilleri, 450,000; Mr. Devitre, 45,530; Mr. Wall, 113,150; and group, 637,180. Includes 500 shares as to which beneficial ownership is disclaimed as follows: group, 500.

As of March 5, 2003, Altria Group beneficially owned 276,600,990 shares of Class A Common Stock, representing 50.1% of the outstanding Class A Common Stock, and 1,180,000,000 shares of Class B Common Stock, representing 100% of the outstanding Class B Common Stock. Other than Altria Group, there are no persons or groups known to the Company to be beneficial owners of more than 5% of the outstanding Class A Common Stock.

EXECUTIVE COMPENSATION

Comparison of Cumulative Stockholder Return

The following graph compares the cumulative total stockholder return of the Company's Class A Common Stock from the date it commenced trading following the Company's initial public offering ("IPO"), June 13, 2001, through December 31, 2002, with the cumulative total stockholder return for the same period of the S&P 500 Index and the peer group index. The graph assumes that $100 was invested in the Company's Class A Common Stock and each of the indices as of the market close on June 13, 2001, and that all dividends were reinvested.

The peer group index consists of companies considered market competitors of the Company, or that have been selected on the basis of industry, level of management complexity, global focus or industry leadership.(1)

Date	Kraft Foods	S&P 500	Kraft Foods Peer Group(1)
June 13, 2001	$100.00	$100.00	$100.00
September 28, 2001	$110.40	$84.24	$104.24
December 31, 2001	$109.73	$93.23	$108.84
March 28, 2002	$125.04	$93.48	$116.63
June 28, 2002	$132.90	$80.98	$118.68
September 30, 2002	$118.82	$67.02	$109.26
December 31, 2002	$127.36	$72.68	$108.89

(1) The peer group consists of the following companies: Anheuser-Busch Companies, Inc., Cadbury Schweppes plc, Campbell Soup Company, The Clorox Company, The Coca-Cola Company, Colgate Palmolive Co., ConAgra Foods Inc., Diageo plc, General Mills, Inc., The Gillette Company, Groupe Danone, H.J. Heinz Co., Hershey Foods Corporation, Kellogg Company, Nestlé, S.A., PepsiCo, Inc., The Procter & Gamble Company, Sara Lee Corporation, and Unilever N.V.

Compensation and Governance Committee Report on Executive Compensation

To Our Stockholders:

This report discusses the Company's compensation programs for executive officers and details of the compensation paid to the Company's Co-Chief Executive Officers for 2002.

The four primary goals of the Company's compensation programs are to:

•
attract, retain and motivate talented employees and develop world-class leaders;

•
support the Company's mission of becoming the undisputed global food leader;

•
emphasize the relationship between pay and performance by placing a significant portion of compensation at risk and subject to the achievement of short-term and long-term financial and strategic objectives; and

•
align the interests of executives with those of stockholders through the use of long-term cash- and equity-based incentive awards.

To ensure that the Company's compensation programs are appropriately benchmarked relative to our competitors, the Committee compares the Company's compensation practices to the compensation practices of companies included in a compensation survey group. The compensation survey group is a broader and more diverse group of companies than those included in the peer group index used in the cumulative stockholder return graph on page 9 of this proxy statement, and consists of companies that compete with the Company for executive talent.

In 2002, the Committee considered the following in determining executive compensation levels under the Company's compensation programs:

•
the Company's financial performance compared with its annual and long-term objectives and relative to the financial performance of companies in the performance peer group;

•
individual contributions to the Company's performance;

•
appropriate exercise of management and financial controls;

•
achieving results in an appropriate and ethical manner; and

•
compensation levels set by companies within the compensation survey group.

The Company generally targets total compensation for executives within the top or fourth quartile of the compensation survey group, if business and individual performance targets are achieved. Based on the latest available data, total compensation for executives ranked within the top quartile of the compensation survey group.

There are three major elements to the Company's compensation program: base salary, short-term incentives and long-term incentives, including equity and cash.

During 2002, the Company conducted an extensive review of its executive compensation programs, and the Committee implemented several design changes to the incentive compensation programs. The principal changes include:

•
implementing new stock ownership guidelines for its executives;

•
beginning in 2003, awarding equity grants in shares of restricted stock rather than fixed-priced stock options to executives; and

•
shifting a portion of "at-risk" compensation from equity-based awards to cash incentive awards under the Long-Term Performance Incentive Award program.

An overview of each of the major compensation program elements and the newly established stock ownership guidelines follows.

Base Salary

Each year, the Committee reviews and determines base salaries for the Co-Chief Executive Officers, those executives reporting to the Co-Chief Executive Officers and certain other senior executives. In determining individual salaries, the Committee evaluates a number of factors, including the executive's individual performance, level of responsibility, tenure, prior experience, and a comparison of base salaries paid for comparable positions within the Company's compensation survey group.

Annual Incentives

The Company provides annual incentive opportunities to the Company's management and executive employees. Annual cash incentives reward participants for the achievement of annual financial, business and strategic results that positively impact total stockholder returns.

For 2002, annual incentive awards to executives were based on an assessment of individual, operating company and corporate performance. The Committee did not assign specific weights to the performance factors considered. The factors used to evaluate performance included financial measures such as operating company volume, operating income, cash flow, return on management investment, and market share, evaluated, in each case, against both actual 2001 results and the Company's 2002 business plan. The Committee also evaluated the Company's performance against other strategic measures such as portfolio management, diversity, leadership development and response to the business environment. In 2002, the Company achieved top-tier industry performance despite a challenging environment. As a result, annual incentive awards were generally paid at or near targeted levels for executives.

For those officers whose compensation is subject to the deductibility limitations of Section 162(m) of the Internal Revenue Code (the "covered officers"), annual incentive awards are also contingent upon the achievement of adjusted net income derived from a compensation formula set by the Committee. For 2002, adjusted net income levels were achieved, and the covered officers received payments consistent with financial performance as permitted under the pre-determined formula.

Long-Term Incentives

The 2001 Performance Incentive Plan, approved by stockholders at the 2002 Annual Meeting, enables the Company to grant stock options, stock appreciation rights, restricted stock and other awards based on the Company's Class A Common Stock, as well as performance-based long-term incentive cash awards to the Company's salaried employees. Long-term incentives focus executives on attaining performance goals over a number of years integral to the success of the Company's business while increasing stockholder returns.

•
Restricted Stock. The Committee decided, beginning in 2003, to grant equity awards in the form of restricted stock (or deferred stock for executives located outside of the U.S.) rather than fixed-priced stock options. The value of the restricted stock will be reflected as a compensation expense in the Company's financial statements, making the cost of our executive compensation programs more transparent to stockholders. The grant of restricted stock, together with the decrease in the overall proportion of equity awards to total compensation, will result in lower share utilization. Restricted stock awards in 2003 will vest three years from the grant date.

•
Stock Ownership Guidelines. In 2002, the Committee approved new stock ownership guidelines for approximately 200 executives to further align their interests with those of our stockholders. Under these guidelines, executives will be expected to acquire and maintain Company stock in an amount equal to a multiple of their base salary as determined by their position. The guidelines range from two times base salary to six times base salary for the Co-Chief Executive Officers. Executives are expected to attain their ownership guidelines within five years.

•
Stock Options. The Company made no regularly scheduled stock option grants during 2002 to its executives or employees. Stock option grants that the Company would otherwise have awarded in 2002 were instead awarded in June 2001 to coincide with the Company's IPO. However, certain senior executives who exercised their Altria Group stock options during 2002 and who retained the shares upon exercise did receive Altria Group Executive

  Ownership Stock Options ("EOSOs") pursuant to a previously approved program. The EOSO feature promotes the early exercise of stock options and the retention of shares gained through the resulting exercise, thus encouraging executives to build their stock ownership. An EOSO is granted when an eligible executive exercises an option when the stock price has appreciated at least 20% above the option grant price, and the executive satisfies payment of the option price using shares of common stock that have been owned for at least six months. The EOSO is granted for the number of shares used to pay the exercise price of the underlying option and related taxes, has an exercise price equal to the market price of the common stock tendered, has a term limited to the remaining term of the original option and vests six months from the date of grant. The executive is required to hold the net new shares received upon exercise for one year or the new EOSO grant is forfeited. Stock options granted by the Company in June 2001 that vested on January 31, 2003 also included an EOSO feature.

•
Long-Term Performance Incentive Awards. Long-Term Performance Incentive Awards focus senior executives on the achievement of long-term financial and strategic goals that contribute to the long-term business success of the Company and have a positive impact on stockholder return. In January 2001, a new three-year, long-term performance cycle commenced, with awards scheduled to be paid in the first quarter of 2004 after the completion of the three-year cycle, provided that certain long-term performance goals are attained. Beginning in 2003, a greater portion of an executive's long-term incentive compensation will be delivered through the Long-Term Performance Incentive Awards program, with a corresponding decrease in the portion delivered as equity compensation. Specifically, for the third year of the current 2001-2003 long-term performance cycle, targeted Long-Term Performance Incentive Awards will increase above levels contemplated at the beginning of the performance cycle in order to reflect the reduction in 2003 grant levels of equity compensation. (Actual awards to covered officers will remain contingent upon the achievement of cumulative adjusted net income derived from the formula set by the Committee at the beginning of the performance cycle.) Additionally, awards for all eligible executives will be based on achievement of overall Company results and total stockholder return performance rather than, in some cases, on business unit results. No new Long-Term Performance Incentive Awards were granted in 2002. The next three-year performance cycle is scheduled to begin in 2004.

Compensation of the Co-Chief Executive Officers

Mr. Deromedi and Ms. Holden are each responsible for a significant portion of the business and, in their roles as Co-Chief Executive Officers, equally share overall responsibility for the management of the Company and its performance. Because of the Company's Co-Chief Executive Officer structure, Mr. Deromedi's and Ms. Holden's individual total compensation is below the top quartile for a single chief executive officer of companies comprising the compensation survey group.

For 2002, the Committee took the following actions related to the compensation of Mr. Deromedi and Ms. Holden:

•
increased their base salaries in 2002 to $892,500 per year; and

•
awarded each an annual incentive award for 2002, which was contingent on a pre-established formula applicable to all covered officers.

In addition, the Committee granted each of Mr. Deromedi and Ms. Holden 55,630 shares of restricted stock in January 2003.

The Committee determines Mr. Deromedi's and Ms. Holden's compensation according to the compensation programs that apply to other Company executive officers, taking into account their contributions to the success of the Company. For 2002, the Committee considered individual performance with respect to the achievement of key strategic, financial and leadership development objectives, including income growth, volume growth, productivity savings, new product development, increasing market share and increasing free cash flow, in determining Mr. Deromedi's and Ms. Holden's compensation.

The Committee has determined that in light of these considerations, Mr. Deromedi's and Ms. Holden's compensation is appropriate as compared to the compensation provided to the sole chief executive officers of companies in the Company's compensation survey group.

Policy With Respect To Qualifying Compensation for Deductibility and Other Matters

The Company's ability to deduct compensation it pays to covered officers is generally limited, under Section 162(m) of the Internal Revenue Code, to $1,000,000 annually. However, performance-based compensation is not subject to this limitation, provided certain conditions are satisfied. Annual and long-term incentive awards granted by the Committee for covered officers, including incentive awards for 2002, were subject to, and made in accordance with, arrangements implemented by the Committee to qualify for Section 162(m)'s performance-based compensation exemption, so that such payments would be fully tax-deductible.

Generally, the Company's policy is to preserve the federal income tax deductibility of compensation it pays. Accordingly, the Committee has taken appropriate actions, to the extent the Committee believes feasible, to preserve the deductibility of annual incentive, long-term performance, and stock option awards. However, the Committee has authorized, and will continue to retain the authority to authorize, payments that may not be deductible if the Committee believes that they are in the stockholders' and the Company's best interests. Income for the Company's covered officers may exceed the $1,000,000 deductibility limit because of certain elements of their annual compensation, such as perquisites, restricted stock awards and cash dividends thereon, payments related to reductions in unfunded retirement benefits, tax reimbursements and income resulting from payments made pursuant to plans that do not discriminate in favor of executive officers.

Compensation and Governance Committee:

W. James Farrell, Chair
John C. Pope
Mary L. Schapiro
Deborah C. Wright

The information contained in the report above shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

Summary Compensation Table

								Long-Term Compensation
	Annual Compensation							Awards				Payouts
									Securities Underlying Options
Name and Principal Position	Year	Salary		Bonus		Other Annual Compensation		Restricted Stock Awards(1)	Kraft Foods	Altria Group		LTIP		All Other Compensation(2)
		$		$		$		$	Shs.	Shs.		$		$
Roger K. Deromedi Co-Chief Executive Officer, Kraft Foods Inc. and President and Chief Executive Officer, Kraft Foods International, Inc.	2002 2001 2000	881,058 738,154 634,231		980,000 950,000 725,000		97,225 98,269 297,774	(3)(4) (3)(4) (3)(4)	-0- -0- -0-	-0- 419,354 -0-	9,319 156,579 257,700	(5)	-0- -0- 2,086,100		65,918 52,673 43,352
Betsy D. Holden Co-Chief Executive Officer, Kraft Foods Inc. and President and Chief Executive Officer, Kraft Foods North America, Inc.	2002 2001 2000	881,058 738,154 555,769		1,160,000 950,000 700,000		12,790 4,892 4,205	(3) (3) (3)	-0- -0- -0-	-0- 419,354 -0-	31,313 158,206 70,280	(5)	-0- -0- 1,438,500		65,918 51,773 30,088
David S. Johnson Group Vice President, Kraft Foods North America, Inc. and President, Operations, Technology, Procurement and Information Systems	2002 2001 2000	449,058 415,865 349,519		480,000 325,000 300,000		5,239 2,255 -0-	(3) (3)	-0- -0- -0-	-0- 106,470 -0-	21,088 33,810 60,910	(5)	-0- -0- 700,000		27,866 25,771 6,120
Irene B. Rosenfeld President, North American Businesses, Kraft Foods North America, Inc.	2002 2001 2000	561,731 522,500 444,192		550,000 450,000 360,000		15,748 455,707 460,344	(3) (3)(4) (4)	-0- -0- -0-	-0- 129,032 -0-	17,296 57,675 70,280	(5)	-0- -0- 946,200		36,422 31,770 24,631
Franz-Josef Vogelsang Senior Vice President, Operations, Procurement and Supply Chain, Kraft Foods International, Inc.	2002 2001 2000	495,668 475,201 453,337	(6) (6) (6)	430,000 396,715 343,519	(6) (6) (6)	634,487 489,667 33,303	(4)(6) (4)(6) (4)(6)(7)	-0- -0- -0-	-0- 80,570 -0-	-0- 34,480 60,910		-0- -0- 1,127,320	(6)	-0- -0- -0-

(1) On January 28, 2003, each of the following named executive officers received restricted or deferred stock where noted, with a value at such date as follows: Mr. Deromedi, 55,630 shares, $2,033,555; Ms. Holden, 55,630 shares, $2,033,555; Mr. Johnson, 24,960 shares, $912,413; Ms. Rosenfeld, 28,070 shares, $1,026,099; and Mr. Vogelsang, 19,560 deferred shares, $715,016.

(2) The amounts in this column consist of matching contributions to defined contribution plans. The Company has made available funding payments to certain executives with vested accrued benefits under non-qualified supplemental retirement plans. During 2002, the following amounts, less applicable tax withholding, were made available to the named executive officers to provide funding for matching contributions to the Company's non-qualified supplemental defined contribution plan through March 31, 2002, and for earnings through June 30, 2002 on such matching contributions for Mr. Johnson, and for matching contributions and earnings through May 31, 2002 for Mr. Deromedi, Ms. Holden and Ms. Rosenfeld: Mr. Deromedi, $149,638; Ms. Holden, $179,518; Mr. Johnson, $80,337; and Ms. Rosenfeld, $75,379. The funding of these amounts is not intended to increase total promised benefits.

(3) Includes reimbursement for taxes on a portion of the earnings on assets held in individual trusts for Mr. Deromedi, Ms. Holden and Mr. Johnson, and reimbursement for taxes on a portion of similar earnings assumed on payments made with respect to non-qualified retirement benefits for Ms. Rosenfeld. These trust assets (and the payments for Ms. Rosenfeld) and earnings thereon offset amounts otherwise payable by the Company for vested benefits under non-qualified supplemental retirement plans and are not intended to increase total promised benefits.

(4) Includes tax equalization payments or reimbursements in connection with prior international assignments for Mr. Deromedi and Ms. Rosenfeld, and a current international assignment for Mr. Vogelsang. These payments or reimbursements are made pursuant to a policy that is designed to facilitate the assignment of employees to positions in other countries by covering taxes over and above those that employees accepting international assignments would have incurred had they remained in their home countries. Mr. Deromedi received trailing tax equalization payments of $82,448 in 2002, $85,265 in 2001, and $287,458 in 2000 in connection with a prior international assignment. Ms. Rosenfeld received trailing tax equalization payments of $442,320 in 2001 and $460,344 in 2000 in connection with a prior international assignment. Mr. Vogelsang received tax equalization payments of $634,487 in 2002, $489,667 in 2001, and $7,517 in 2000 in connection with his current international assignment.

(5) Includes Altria Group EOSO grants for Mr. Deromedi of 9,319 shares, Ms. Holden of 31,313 shares, Mr. Johnson of 21,088 shares, and Ms. Rosenfeld of 17,296 shares. EOSOs do not become exercisable until six months following their grant and are subject to forfeiture if the executive does not hold the net shares received upon exercise for a period of one year following such exercise of the underlying option.

(6) These amounts have been converted from Swiss Francs to U.S. dollars based on a currency translation rate of 1.3864 or from British Pounds to U.S. dollars based on a currency translation rate of 0.62348, as appropriate, as of December 31, 2002.

(7) Includes a $25,786 payment Mr. Vogelsang received in connection with a prior relocation to Switzerland from Germany.

2002 Altria Group Stock Option Grants

Name	Grant Date	Number of Shares Underlying Options Granted		Percent of Total Options Granted to Altria Group Employees in Fiscal Year	Exercise Price	Expiration Date	Grant Date Present Value(1)	Value at December 31, 2002(2)
Roger K. Deromedi	February 5, 2002	9,319	(3)	0.29%	$49.445	January 26, 2010	$101,384	$-0-
Betsy D. Holden	May 3, 2002 October 25, 2002	21,685 9,628	(3) (3)	0.67 0.30	55.990 42.675	January 26, 2010 January 26, 2010	277,332 77,013	-0- -0-
David S. Johnson	August 7, 2002 October 21, 2002	13,968 7,120	(3) (3)	0.43 0.22	47.840 41.485	January 26, 2010 January 26, 2010	137,403 54,298	-0- -0-
Irene B. Rosenfeld	April 19, 2002	17,296	(3)	0.54	54.035	June 23, 2006	210,800	-0-
Franz-Josef Vogelsang	—	-0-		—	—	—	—	—

(1) In accordance with Securities and Exchange Commission rules, grant date present value is determined using the Black-Scholes Model. The Black-Scholes Model is a complicated mathematical formula widely used to value exchange-traded options. However, stock options granted by Altria Group are long-term, non-transferable and subject to vesting restrictions, while exchange-traded options are short-term and can be exercised or sold immediately in a liquid market. The Black-Scholes Model relies on several key assumptions to estimate the present value of options, including the volatility of, and dividend yield on, the security underlying the option, the risk-free rate of return on the date of grant, and the estimated time period until exercise of the option. In calculating the grant date present values set forth in the table, the volatility was based on the monthly closing stock prices and dividends for the five-year period preceding the grant dates, the dividend yield was based on an annual dividend rate in effect at the time the options were granted, the risk-free rate of return was fixed at the rate for a five-year U.S. Treasury Note for the month of grant as reported in the Federal Reserve Statistic Release H.15(159), and an estimated time period equal to the lesser of the option term or five years was used. The following assumptions were used in the table:

Black-Scholes Model Assumptions
Stock Option Grant	Expiration Date	Volatility	Dividend Yield	Risk-Free Rate of Return	Time Period
Roger K. Deromedi (Altria Group EOSO)	January 26, 2010	32.674%	4.69%	4.30%	5.0 years
Betsy D. Holden (Altria Group EOSO)	January 26, 2010	31.414	4.14	4.49	5.0 years
Betsy D. Holden (Altria Group EOSO)	January 26, 2010	34.996	6.00	2.95	5.0 years
David S. Johnson (Altria Group EOSO)	January 26, 2010	33.175	4.85	3.29	5.0 years
David S. Johnson (Altria Group EOSO)	January 26, 2010	34.996	6.17	2.95	5.0 years
Irene B. Rosenfeld (Altria Group EOSO)	June 23, 2006	33.596	4.29	4.38	4.2 years

The use of different assumptions can produce significantly different estimates of the present value of options. Consequently, the grant date present values shown in the table are only theoretical values and may not accurately represent present value. The actual value, if any, an optionee will realize will depend on the excess of market value of Altria Group common stock over the exercise price on the date the option is exercised.

(2) Based on the closing price of Altria Group common stock of $40.53 on December 31, 2002.

(3) Represents Altria Group EOSO grants that do not become exercisable until six months following their date of grant. EOSO grants are subject to forfeiture if the executive does not hold the net shares received upon exercise for a period of one year following such exercise of the underlying option.

2002 Kraft Foods Stock Option Exercises and Year-End Values

			Total Number of Shares Underlying Unexercised Options Held at December 31, 2002
					Total Value of Unexercised In-the-Money Options Held at December 31, 2002(1)
	Number of Shares Acquired on Exercise
Name		Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Roger K. Deromedi	-0-	$-0-	69,892	349,462	$554,244	$2,771,234
Betsy D. Holden	-0-	-0-	69,892	349,462	554,244	2,771,234
David S. Johnson	-0-	-0-	19,356	87,114	153,493	690,814
Irene B. Rosenfeld	-0-	-0-	21,505	107,527	170,535	852,689
Franz-Josef Vogelsang	-0-	-0-	14,516	66,054	115,112	523,808

(1) Based on the closing price of the Company's Class A Common Stock of $38.93 on December 31, 2002.

2002 Altria Group Stock Option Exercises and Year-End Values

			Total Number of Shares Underlying Unexercised Options Held at December 31, 2002
					Total Value of Unexercised In-the-Money Options Held at December 31, 2002(1)
	Number of Shares Acquired on Exercise
Name		Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Roger K. Deromedi	29,756	$822,710	739,889	31,250	$6,134,236	$16,563
Betsy D. Holden	46,954	1,447,733	317,634	9,628	776,698	-0-
David S. Johnson	60,274	1,639,343	99,196	21,088	43,849	-0-
Irene B. Rosenfeld	73,402	2,057,620	165,620	-0-	44,877	-0-
Franz-Josef Vogelsang	9,540	359,141	136,790	-0-	324,886	-0-

(1) Based on the closing price of Altria Group common stock of $40.53 on December 31, 2002.

Pension Plan Table—Kraft Foods Retirement Plan

Five-Year Average Annual Compensation
	Years of Service(1)
	10	15	20	25	30
$500,000	$82,101	$123,152	$164,202	$205,253	$246,304
750,000	123,976	185,964	247,952	309,941	371,929
1,000,000	165,851	248,777	331,702	414,628	497,554
1,250,000	207,726	311,589	415,452	519,316	623,179
1,500,000	249,601	374,402	499,202	624,003	748,804
1,750,000	291,476	437,214	582,952	728,691	874,429
2,000,000	333,351	500,027	666,702	833,378	1,000,054
2,250,000	375,226	562,839	750,452	938,066	1,125,679
2,500,000	417,101	625,652	834,202	1,042,753	1,251,304
2,750,000	458,976	688,464	917,952	1,147,441	1,376,929
3,000,000	500,851	751,277	1,001,702	1,252,128	1,502,554
3,250,000	542,726	814,089	1,085,452	1,356,816	1,628,179
3,500,000	584,601	876,902	1,169,202	1,461,503	1,753,804

(1) At February 1, 2003, Mr. Deromedi had accredited service of 14.7 years; Ms. Holden had accredited service of 18.7 years; Mr. Johnson had accredited service of 16.7 years; and Ms. Rosenfeld had accredited service of 21.9 years.

Mr. Deromedi, Ms. Holden, Mr. Johnson, and Ms. Rosenfeld participate in the tax-qualified Kraft Foods Retirement Plan and a non-qualified supplemental pension plan. These plans provide for fixed retirement benefits in relation to the participant's years of accredited service, five-year average annual compensation (the highest average annual compensation during any period of five full consecutive years out of the ten years preceding retirement) and applicable Social Security-covered compensation amount. The fixed retirement benefit is also dependent upon the periods of service before January 1, 1989 (for former Kraft Foods participants), or January 1, 1991 (for former General Foods participants), in which the participant elected to make contributions. Allowances are payable upon retirement at the normal retirement age of 65 and upon attainment of certain conditions at earlier ages. Annual compensation includes the amount shown as annual salary and bonus in the Summary Compensation Table. At December 31, 2002, five-year average annual compensation was $1,208,900 for Mr. Deromedi; $1,032,510 for Ms. Holden; $580,332 for Mr. Johnson; and $733,546 for Ms. Rosenfeld.

The above table provides examples of annual pension benefits payable under these plans. The examples, which assume retirement at the normal retirement age of 65, are based on the Social Security-covered compensation amount in effect for an employee attaining age 65 in calendar year 2003. Since participant contributions could be substantial in individual cases, the benefit amounts shown in the table may be attributed in certain instances to participant contributions to a significant degree, depending upon retirement date and years of service. The Company has made available funding payments to certain executives with vested accrued benefits under non-qualified supplemental retirement plans. During 2002, the following amounts, less applicable tax withholding, were made available to the following executive officers named in the Summary Compensation Table to provide funding for pension benefits earned under the Company's non-qualified supplemental defined benefit plan as of December 31, 2001, and valued at July 1, 2002 for Mr. Johnson, and for projected benefits to be earned through July 1, 2003 and valued at July 1, 2002 for Mr. Deromedi, Ms. Holden and Ms. Rosenfeld: Mr. Deromedi, $253,738; Ms. Holden, $227,461; Mr. Johnson, $32,888; and Ms. Rosenfeld, $253,369. These amounts offset benefits previously accrued and do not increase total promised benefits.

Pension Plan Table—Kraft Foods Switzerland Pension Fund

Final Annual Compensation	Years of Service(1)
	10	15	20	25	30
$100,000	$15,119	$22,678	$30,238	$37,797	$45,356
200,000	33,614	50,420	67,227	84,034	100,841
300,000	52,109	78,163	104,217	130,271	156,326
400,000 and above	61,996	92,995	123,993	154,991	185,989

(1) At February 1, 2003, Mr. Vogelsang had accredited service of 17.6 years.

Mr. Vogelsang participates in the Kraft Foods Switzerland Pension Fund. The Kraft Foods Benefits Plan in Switzerland is a contributory plan providing benefits related to the participant's years of accredited service and final covered compensation as illustrated by the above table. Benefits are payable upon retirement at the normal retirement age of 65 for men and 63 for women, and at earlier ages, in the form of a pension or half pension and half lump sum. Currently, covered compensation is determined as salary above 1.0 times the expected Social Security Pension (25,320 Swiss Francs, or $18,263 for 2003) up to a salary of 490,000 Swiss Francs ($353,437), which results in a maximum pensionable salary of 465,200 Swiss Francs ($335,549). Due to this limitation, at December 31, 2002, final covered compensation for Mr. Vogelsang was 465,200 Swiss Francs ($335,549) converted from Swiss Francs to U.S. dollars based on a currency translation rate of 1.3864, as of December 31, 2002.

Mr. Vogelsang is also eligible to receive a retirement benefit under the retirement plan of a German subsidiary of the Company. Upon retirement at age 65, he would receive, in addition to the retirement allowance payable under the Swiss plan, an annual benefit of 87,168 euros (approximately $93,828 as of February 1, 2003), converted from euros to U.S. dollars based on a currency translation rate of 0.9290, as of February 1, 2003.

Employment Contracts, Termination of Employment and Change of Control Arrangements

Mr. Deromedi and Ms. Holden have change of control agreements with Altria Group. The agreements provide that if the executive is terminated other than for cause within three years after a change of control of Altria Group or if the executive terminates his or her employment for good reason within such three-year period or voluntarily during the thirty-day period following the first anniversary of the change of control, the executive is entitled to receive a lump-sum severance payment equal to two and one-half times the sum of base salary and highest annual bonus, times a fraction, the numerator of which is the number of months remaining until the expiration of the three-year period (but which shall be no greater than 30), and the denominator of which is 30, together with certain other payments and benefits, including continuation of employee welfare benefits. An additional payment is required to compensate the executive in the event excise taxes are imposed upon payments under the agreements.

RELATIONSHIP WITH ALTRIA GROUP

As of March 5, 2003, Altria Group owned 84.1% of the outstanding shares of the Company's capital stock through its ownership of 50.1% of the outstanding Class A Common Stock, and 100% of the outstanding Class B Common Stock. Class A Common Stock has one vote per share while Class B Common Stock has ten votes per share. Therefore, as of March 5, 2003, Altria Group held 97.8% of the combined voting power of the outstanding Common Stock. For as long as Altria Group continues to own shares representing more than 50% of the combined voting power of the Common Stock, it will be able to direct the election of all members of the Board and exercise a controlling influence over the business and affairs of the Company, including any determinations with respect to mergers or other business combinations, the acquisition or disposition of assets, the incurrence of indebtedness, the issuance of additional shares of Common Stock or other equity securities and the payment of dividends on Common Stock.

Included below are descriptions of certain agreements, relationships and transactions the Company has with Altria Group. The agreements are filed as exhibits to the Company's filings with the Securities and Exchange Commission and the summaries below are qualified in all respects by reference to the full text of the exhibits.

Corporate Agreement

The Company has entered into a corporate agreement with Altria Group under which Altria Group has a continuing option to purchase additional shares of Class A Common Stock. Altria Group may exercise the option simultaneously with the issuance of any equity security of the Company, only to the extent necessary to permit Altria Group to maintain its then-existing percentage ownership of Common Stock. This option is not exercisable upon the issuance of stock in connection with employee compensation. The purchase price of the shares of Class A Common Stock purchased upon any exercise of this option will be equal to the price paid for Class A Common Stock in the related issuance if the Company issues Class A Common Stock for cash, or the then current market price of Class A Common Stock if the Company issues a different equity security or Class A Common Stock for other than cash.

The corporate agreement provides that all material intercompany transactions, including any material amendments to the corporate agreement, the services agreement, the tax sharing agreement or any other agreement between the Company and Altria Group, will be subject to the approval of the Audit Committee of the Board.

The Company has agreed with Altria Group that both it and Altria Group have the right to engage in the same or similar business activities as the other party, do business with any customer or client of the other party, and employ or engage any officer or employee of the other party. Neither Altria Group nor the Company, nor their respective related persons, will be liable to the other as a result of engaging in any of these activities.

Under the corporate agreement, the Company must obtain Altria Group's written consent before: entering into any agreement binding Altria Group or that contains provisions that trigger a default or require a material payment when Altria Group exercises its rights to convert Class B Common Stock; declaring extraordinary dividends; and issuing any equity securities except for Class A Common Stock issued or granted to the Company's employees.

The corporate agreement will terminate when Altria Group owns less than 50% of the Company's then outstanding Common Stock, except that the indemnification provisions will survive the termination.

Services Agreement

Altria Corporate Services, Inc., a wholly owned subsidiary of Altria Group, provides certain services to the Company for fees based on costs incurred by Altria Group and its subsidiaries in providing the services plus a management fee. The Company paid $327 million, $339 million, and $248 million for these services in the years ended December 31, 2002, December 31, 2001, and December 31, 2000, respectively, and the Company expects to make payments comparable to the 2002 amount for similar levels of services in 2003. Although the cost of these services cannot be quantified on a stand-alone basis, the Company believes that the billings are reasonable based on the level of support provided by Altria Corporate Services, Inc. and that they reflect all services provided. The cost and nature of the services are reviewed annually by the Company's Audit Committee. These services, which are the subject of a services agreement, include planning, legal, treasury, accounting, auditing, insurance, human resources, office of the secretary, corporate affairs, information technology and tax services.

Altria Corporate Services, Inc. and the Company may each terminate any or all of the services under the services agreement by giving the other party written notice at least 12 months in advance of termination. Altria Corporate Services, Inc. has agreed to provide the Company with reasonable assistance to make an orderly transition to other service providers upon the termination of the services agreement.

Tax-Sharing Agreement

The Company is included in Altria Group's federal consolidated income tax group, and its federal income tax liability is included in the consolidated federal income tax liability of Altria Group and its subsidiaries. In certain circumstances, certain of the Company's subsidiaries will also be included with certain Altria Group subsidiaries in combined, consolidated or unitary income tax groups for state and local income tax purposes. The Company has entered into a tax-sharing agreement with Altria Group. Under the tax-sharing agreement, the Company makes payments to Altria Group, with respect to any period, for the amount of taxes to be paid by the Company, and these taxes are determined as though the Company filed separate federal, state and local income tax returns as the common parent of an affiliated group of corporations filing combined, consolidated or unitary, as applicable, federal, state and local income tax returns. The Company's payments to Altria Group also include any amounts determined by a tax authority or estimated by Altria Group to be due as a result of a redetermination of the tax liability of Altria Group arising from an audit or otherwise. The Company is reimbursed, however, for any tax items such as foreign tax credits, net operating losses and alternative minimum tax credits, based on the usage of the tax items by the consolidated group.

Borrowings from Altria Group

At December 31, 2002, the Company had a long-term note payable to Altria Group of $1,150 million, other long-term debt payable to Altria Group of $1,410 million and short-term borrowings due to Altria Group of $895 million. The long-term note bears interest at an annual rate of 7.0% and matures in 2009, with no penalty for prepayment. During 2002, the Company prepaid $3,850 million of the 7.0% long-term note payable to Altria Group. The Company anticipates that it will continue to refinance borrowings from Altria Group with proceeds from external debt offerings as market conditions permit.

OTHER MATTERS

Management knows of no other business that will be presented to the meeting for a vote. If other matters properly come before the meeting, the persons named as proxies will vote on them in accordance with their best judgment.

The cost of this solicitation of proxies will be borne by the Company. In addition to the use of the mail, some of the officers and regular employees of the Company may solicit proxies by telephone and will request brokerage houses, banks and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Class A Common Stock held of record by such persons. The Company will reimburse such persons for expenses incurred in forwarding such soliciting material. It is contemplated that additional solicitation of proxies will be made in the same manner under the engagement and direction of D.F. King & Co., Inc., 77 Water Street, New York, NY 10005, at an anticipated cost of $6,000, plus reimbursement of out-of-pocket expenses.

2004 ANNUAL MEETING

Stockholders wishing to suggest candidates to the Compensation and Governance Committee for consideration as directors may submit names and biographical data to the Corporate Secretary of the Company. The Company's By-Laws prescribe the procedures a stockholder must follow to nominate directors or to bring other business before stockholder meetings. For a stockholder to nominate a candidate for director at the 2004 Annual Meeting, presently anticipated to be held on April 20, 2004, notice of the nomination must be received by the Company between October 9, 2003 and November 8, 2003. The notice must describe various matters regarding the nominee, including name, address, occupation and shares held. For a stockholder to bring other matters before the 2004 Annual Meeting, and to include a matter in the Company's proxy statement and proxy for that meeting, notice must be received by the Company within the time limits described above. The notice must include a description of the proposed business, the reasons therefor and other specified matters. In each case, the notice must be given to the Corporate Secretary of the Company, whose address is Three Lakes Drive, Northfield, Illinois 60093. Any stockholder desiring a copy of the Company's By-Laws will be furnished one without charge upon written request to the Corporate Secretary.

March 7, 2003	Calvin J. Collier Senior Vice President, General Counsel and Corporate Secretary

Exhibit A

AUDIT COMMITTEE CHARTER

Kraft Foods Inc.

Audit Committee Composition and Meetings

The Audit Committee shall be composed of three or more non-employee directors who are independent as that term is defined by the New York Stock Exchange listing standards and who meet the additional "independence" requirements of the New York Stock Exchange and applicable laws and regulations for audit committee membership. All members of the Committee shall be financially literate, at least one member shall be an 'audit committee financial expert' as defined by the rules and regulations of the Securities and Exchange Commission ("SEC"), and at least one member of the Committee (who may also serve as the audit committee financial expert) shall have accounting or related financial management expertise, both as determined in the business judgment of the Board of Directors.

The Board of Directors shall appoint the members of the Audit Committee meeting these requirements and designate its Chair. If the Board of Directors does not designate a Chair of the Audit Committee, the members may designate a Chair by majority vote of the Committee's members.

The Audit Committee shall meet at least six times annually or more frequently as circumstances may require. The Committee shall meet separately periodically in executive session with management, the internal auditors, the independent accountants, and as a committee to discuss any matters that the Committee or the persons with whom they meet believe should be discussed.

In fulfilling its responsibilities, the Audit Committee shall have full access to all books, records, facilities and personnel of the Company and to the services of the independent accountants. The Audit Committee shall also have the authority to conduct investigations and retain, at the Company's expense, special legal, accounting or other consultants or experts to advise the Committee.

Audit Committee Authority and Responsibilities

The Audit Committee shall oversee the Company's accounting and financial reporting processes and audits of its financial statements.

The Audit Committee shall assist the Board of Directors in monitoring the Company's financial reporting processes, systems of internal control, the independence and performance of the Company's independent accountants and the performance of the internal auditors, and shall provide an avenue of communication among management, the independent accountants, the internal auditors and the Board of Directors. The Audit Committee shall perform any other activities consistent with the Company's Certificate of Incorporation, By-Laws and governing law as the Committee or the Board of Directors deems necessary or appropriate.

Any of the Audit Committee's responsibilities designated herein may be delegated by the Committee to its Chair or another member of the Committee, unless prohibited by law, regulation or New York Stock Exchange listing standard.

The Audit Committee shall:

1.
Have the sole authority to retain and terminate the independent accountants of the Company (subject, if applicable, to stockholder ratification), including the sole authority to approve all audit engagement fees and terms and all permissible non-audit services to be provided by the independent accountants. The Audit Committee shall pre-approve the non-audit services to be provided by the Company's independent accountants. The Audit Committee may, from time to time, delegate its authority to pre-approve such services to one or more Audit Committee members, provided that such designees present any such approvals to the full Audit Committee at the next Audit Committee meeting;

A-1

2.
Review and discuss with the independent accountants their audit procedures, including the audit plan and its scope with respect to the Company's consolidated financial statements;

3.
Review and discuss with the independent accountants and with management the results of the annual audit of the Company's consolidated financial statements prior to the filing or distribution thereof, including any appropriate matters regarding accounting principles, practices and judgments and the independent accountants' opinion as to the quality thereof and any items required to be communicated to the Committee by the independent accountants in accordance with standards established and amended from time to time by the American Institute of Certified Public Accountants ("AICPA");

4.
Review and discuss with management, the independent accountants and the internal auditors the quality and adequacy of the Company's financial reporting processes, internal controls and disclosure controls and procedures, including whether there are any significant deficiencies in the design or operation of such processes, controls and procedures, material weaknesses in such processes, controls and procedures, any corrective action taken with regard to such deficiencies and weaknesses and any fraud involving management or other employees with a significant role in such processes, controls and procedures;

5.
Review and discuss with management and the independent accountants the Company's interim financial results to be included in the Company's quarterly reports to be filed with the SEC and any items required to be communicated to the Committee by the independent accountants in accordance with existing AICPA guidance;

6.
On at least an annual basis, in accordance with existing professional standards, review and discuss with the independent accountants all significant relationships (including fees), if any, that the accountants have with the Company that could impair their independence, as summarized by a letter issued to the Committee by the independent accountants and based on such review assess the independence of the accountants, and assure the regular rotation of the lead partner(s) as required by law;

7.
Review and discuss with the internal auditors the internal audit plan, activities, responsibilities and staffing of the internal audit organization;

8.
Review with the independent accountants the effects of alternative GAAP methods on the financial statements and the critical accounting policies and practices of the Company;

9.
Review the expense reports of executive officers and directors;

10.
Approve the Company's Code of Conduct and review compliance with the Code;

11.
Review and assess the adequacy of this Charter annually and submit any recommended changes to the Board of Directors for its approval;

12.
Recommend to the Board of Directors whether the Company's consolidated financial statements should be accepted for inclusion in the Company's annual report on Form 10-K;

13.
Prepare a report of the Audit Committee to stockholders to be included in the Company's annual proxy statement as required by the SEC, and file with the New York Stock Exchange any reports that may be required with respect to the Audit Committee;

14.
Review and approve all material transactions between the Company and its principal shareholder, and the other subsidiaries of its principal shareholder;

15.
Review disclosures made by the Company's principal executive officer(s) and principal financial officer(s) regarding compliance with their certification obligations under the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, including the Company's disclosure controls and procedures and internal controls for financial reporting, and evaluations thereof; and

16.
Report the activities of the Audit Committee to the Board of Directors on a regular basis.

A-2

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TUESDAY, APRIL 22, 2003 AND PROXY STATEMENT

KRAFT FOODS INC.

Proxy Solicited on Behalf of the Board of Directors
Annual Meeting April 22, 2003

P R O X Y	Louis C. Camilleri and Calvin J. Collier, and each of them, are appointed attorneys, with power of substitution, to vote, as indicated on the matters set forth on the reverse hereof and in their discretion upon such other business as may properly come before the meeting, all shares of Common Stock held by the undersigned in Kraft Foods Inc. (the "Company") at the annual meeting of stockholders to be held at the Robert M. Schaeberle Technology Center April 22, 2003, at 9:00 a.m., and at all adjournments thereof.
Election of Directors, Nominees:
01. Louis C. Camilleri	06. John C. Pope
02. Roger K. Deromedi	07. Mary L. Schapiro
03. Dinyar S. Devitre	08. Charles R. Wall
04. W. James Farrell	09. Deborah C. Wright
05. Betsy D. Holden

This card also serves to instruct the trustee of each defined contribution plan sponsored by the Company or any of its subsidiaries how to vote shares held for a stockholder or employee participating in any such plan. Unless your proxy for your plan shares is received by April 18, 2003, your plan shares will be voted by the trustee in the same proportion as those plan shares for which instructions have been received.
SEE REVERSE. If you wish to vote in accordance with the Board of Directors' recommendations, just sign on the reverse. You need not mark any boxes.

        SEE REVERSE
        SIDE

FOLD AND DETACH PROXY CARD HERE
RETURN PROXY CARD IN ENCLOSED ENVELOPE AFTER COMPLETING, SIGNING AND DATING

Please present this pass to the Kraft Foods Inc. representative at the entrance to the site.

KRAFT FOODS INC. 2003 ANNUAL MEETING OF STOCKHOLDERS Tuesday, April 22, 2003 9:00 A.M.	DIRECTIONS The Robert M. Schaeberle Technology Center is approximately 1 mile north of Route 10 in East Hanover, New Jersey. You may request a map by calling 1-800-295-1255.
KRAFT FOODS INC. Robert M. Schaeberle Technology Center 188 River Road East Hanover, New Jersey 07936

It is important to us that your shares are represented at this meeting, whether or not you attend the meeting in person. To make sure your shares are represented, we urge you to complete and mail the proxy card above or vote your shares electronically over the Internet or by telephone.
See reverse side for instructions on voting your shares electronically over the Internet or by telephone.

☒	Please mark your votes as in this example.	9850

This proxy when properly executed will be voted as specified. If no specification is made, this proxy will be voted
FOR the election of directors and FOR the ratification of the selection of independent accountants.
The Board of Directors recommends a vote FOR:
		FOR	WITHHELD			FOR	AGAINST	ABSTAIN
1.	Election of Directors (see reverse)	☐	☐	2.	Ratification of the Selection of Independent Accountants	☐	☐	☐
For, except vote withheld from the following nominee(s):

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.
NOTE:	Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

SIGNATURE(S) DATE

FOLD AND DETACH PROXY CARD HERE

Kraft Foods Inc. encourages you to consider voting your shares electronically over the Internet or by telephone. These convenient ways by which you can vote your shares eliminate the need to return the proxy card.

To vote your shares electronically you must use the control number printed in the box above just below the perforation. This control number must be used to access the system.

    To vote over the Internet:

    •
    Have this card and your social security number available

    •
    Log on to the Internet and go to the web site http://www.eproxyvote.com/kft

    To vote by telephone:

    •
    Using a touch-tone telephone, U.S. and Canadian stockholders may dial toll-free 1-877-PRX-VOTE(1-877-779-8683) 24 hours a day, 7 days a week. From outside the U.S. or Canada, stockholders may call collect 1-201-536-8073.

If you choose to vote your shares electronically, there is no need for you to mail your proxy card.

Your vote is important to us. Thank you for voting.

QuickLinks

TABLE OF CONTENTS
PROXIES AND VOTING INFORMATION
ELECTION OF DIRECTORS
AUDIT COMMITTEE MATTERS
RATIFICATION OF THE SELECTION OF INDEPENDENT ACCOUNTANTS
OWNERSHIP OF EQUITY SECURITIES
EXECUTIVE COMPENSATION
RELATIONSHIP WITH ALTRIA GROUP
OTHER MATTERS
2004 ANNUAL MEETING
AUDIT COMMITTEE CHARTER Kraft Foods Inc.